Exhibit 99

Tredegar Reports First-Quarter Results

  Bonnell Aluminum’s operating profit increased $2.9 million from the first quarter of 2011 due to higher volume, margin improvements and lower conversion costs.
  Film Products’ operating profit was essentially flat with the prior year as lower volumes in the surface protection and personal care businesses were offset by operating profit of $2.6 million from the addition of Terphane Holdings LLC (“Terphane”).
  Tredegar completed a new $350 million five-year, unsecured revolving credit facility.

RICHMOND, Va.--(BUSINESS WIRE)--May 3, 2012--Tredegar Corporation (NYSE:TG) reported first-quarter net income from continuing operations of $7.8 million (24 cents per share) compared to $6.7 million (21 cents per share) in the first quarter of 2011. Income from ongoing operations in the first quarter was $8.0 million (24 cents per share) versus $6.6 million (21 cents per share) in the first quarter of last year. A summary of results for ongoing operations for the three months ended March 31, 2012 and 2011 is shown below:

(In Millions, Except Per-Share Data)	Three Months Ended
	March 31
	2012	2011
Sales	$217.2	$191.5

Net income from continuing operations as reported under generally accepted accounting principles (GAAP)	$7.8	$6.7
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	.7	-
(Gains) losses from sale of assets and other	(.5)	(.1)
Income from ongoing operations*	$8.0	$6.6

Diluted earnings per share from continuing operations as reported under GAAP	$.24	$.21
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	.02	-
(Gains) losses from sale of assets and other	(.02)	-
Diluted earnings per share from ongoing operations*	$.24	$.21

* Ongoing operations include operating profit (loss) of Film Products, Aluminum Extrusions and the Other segment as well as Corporate Expenses, Interest and Taxes. See Notes to the Financial Tables included with this press release for further detail regarding the items included in the reconciliation between net income and diluted earnings per share as reported under GAAP and income from ongoing operations and diluted earnings per share from ongoing operations, each being a non-GAAP financial measure. In addition, Note (h) within the Notes to the Financial Tables provides the definition of income from ongoing operations and the reasons why the measure is presented.

Nancy M. Taylor, Tredegar’s president and chief executive officer, said: “Over the past year we have highlighted the external market conditions tied to lower demand for the end products using our surface protection and personal care materials which are negatively impacting both volumes and margins in these businesses, especially in mature markets. As we expect these difficult market dynamics to persist for at least the remainder of the year, our challenge will be to effectively control costs while continuing to strategically invest in new product offerings, some of which should come on stream this year.”

Ms. Taylor added, “First quarter results for Film Products include a full quarter’s performance for Terphane, which we acquired in late 2011. We are pleased with the pace of its integration, and the business is performing in line with our expectations on a margin basis. Terphane experienced some operating inefficiencies, primarily driven by downtime associated with the upgrade of an existing production line. This expansion, which is expected to be completed in the second quarter, resulted in a volume shortfall in the first quarter.”

Ms. Taylor continued, “Bonnell Aluminum was profitable again this quarter in what is a historically slow period of the year, despite the ongoing challenging market conditions in the non-residential construction market. We are pleased with Bonnell’s continued demonstration of its ability to capitalize on the operating leverage of cost and margin improvements while developing opportunities in new markets.”

OPERATIONS REVIEW

Film Products

A summary of first quarter operating results for Film Products is provided below:

			Favorable/
(In Thousands,	Quarter Ended March 31,		(Unfavorable)
Except Percentages)	2012	2011	% Change

Sales volume (pounds)	66,972	53,147	26.0%

Net sales	$153,699	$131,521	16.9%

Operating profit from ongoing operations	$15,466	$15,593	(0.8)%

Net sales (sales less freight) in the first quarter of 2012 increased 17% from the first quarter of 2011, primarily due to the addition of Terphane, partially offset by lower volumes in surface protection materials and personal care films. Terphane generated net sales of $32.2 million in the first quarter of 2012.

Operating profit from ongoing operations was essentially flat in the first quarter of 2012 compared to the first quarter of the prior year as a result of the lower volumes in surface protection materials and personal care films referenced above, offset by operating profit generated by the addition of Terphane and a reduction in the unfavorable impact of the lag in the pass-through of higher resin costs. Volume for these products continues to be adversely affected by a consumer shift to lower price tiers and slow growth in developed markets. Consequently, we are experiencing margin compression as a result of competitive pressures.

Terphane, acquired in the fourth quarter of 2011, had operating profit of $2.6 million in the first quarter of 2012. As previously discussed, Terphane’s profit was negatively impacted by a volume shortfall resulting from operating inefficiencies, primarily driven by downtime associated with the upgrade of an existing production line. While in line with our expectations, Terphane’s margins were below those of the prior year, as we believe the first half of 2011 was near the peak of an earnings cycle.

The estimated impact on operating profits from ongoing operations of the quarterly lag in the pass-through of average resin costs was a negative $0.5 million in the first quarter of 2012 compared to a negative $1.7 million in the first quarter of 2011. The change in the U.S. dollar value of currencies for operations outside the U.S. had an unfavorable impact of approximately $0.2 million in the first quarter of 2012 compared to the first quarter of 2011.

The operations of Bright View Technologies Corporation (“Bright View”), a late-stage development company producing high-value microstructure-based optical films for the LED (light emitting diode) and fluorescent lighting markets, were incorporated into the Film Products group on January 1, 2012, leveraging R&D efforts and accelerating new product development. Prior year balances for Bright View have been reclassified to Film Products to conform with the current year presentation. Operating losses for Bright View Technologies were $1.1 million in the first quarter of 2012, which are relatively consistent with those for the first quarter of 2011.

Capital expenditures in Film Products were $4.9 million in the first quarter of 2012 compared to $4.1 million in the first quarter of 2011. Film Products currently estimates that capital expenditures will be approximately $48 million in 2012, which includes approximately $27 million in capital expenditures for a project that will expand our capacity at the manufacturing facility in Cabo de Santo Agostinho, Brazil. This multi-year project will significantly increase capacity in Brazil and will primarily serve polyester films customers in Latin America. Depreciation expense was $9.2 million in the first quarter of 2012 and $8.2 million in the first quarter of 2011, and is projected to be approximately $39 million in 2012.

Aluminum Extrusions

A summary of first quarter operating results for Aluminum Extrusions, which is also referred to as Bonnell Aluminum, is provided below:

			Favorable/
(In Thousands,	Quarter Ended March 31,		(Unfavorable)
Except Percentages)	2012	2011	% Change

Sales volume (pounds)	26,910	25,462	5.7%

Net sales	$57,608	$56,001	2.9%

Operating profit (loss) from ongoing operations	$1,703	$(1,229)

Net sales in the first quarter of 2012 increased in comparison to the first quarter of the previous year due to higher volume, partially offset by lower average selling prices as a result of a decrease in aluminum prices. The favorable change in the operating profit from ongoing operations of approximately $2.9 million versus the first quarter of 2011 was primarily driven by increased volume, margin improvements on value-added services and lower energy costs.

Capital expenditures for Aluminum Extrusions were $0.5 million in the first quarters of 2012 and 2011. Capital expenditures are projected to be approximately $5.1 million in 2012. Depreciation expense was $2.6 million in the first quarter of 2012 compared with $2.1 million in 2011, and is projected to be approximately $10 million in 2012. Higher depreciation expense in 2012 is primarily related to approximately $3 million in accelerated depreciation on fixed assets at the Kentland, Indiana manufacturing facility, which we previously announced would be closed by September 30, 2012.

Other

The Other segment includes the mitigation banking business, which is also referred to as Falling Springs. Net sales for this business can fluctuate from quarter-to-quarter as Falling Springs’ revenue varies based upon the timing of development projects within its markets. Operating profit from ongoing operations was $0.2 million in the first quarter of 2012 compared to an operating loss from ongoing operations of $0.2 million in the first quarter of 2011.

Corporate Expenses, Interest and Taxes

Pension expense was $2.0 million in the first quarter of 2012, an unfavorable change of $1.4 million from the comparable period of 2011. Most of the pension impact on earnings is reflected in “Corporate expenses, net” in the net sales and operating profit by segment table. Corporate expenses, net increased in the first quarter of 2012 versus 2011 primarily due to the higher pension expenses noted above and an unrealized loss on our investment in the Harbinger Capital Partners Special Situations Fund, L.P. (see Note (d) within the Notes to the Financial Tables for additional detail).

Interest expense, which includes the amortization of debt issue costs, was $1.0 million in the first quarter of 2012 in comparison to $0.4 million in the first quarter of last year as a result of an increase in the average borrowings under our revolving credit facility, which were used to finance a portion of the purchase price for the acquisition of Terphane.

The effective tax rate used to compute income taxes from continuing operations was 34.8% in the first quarter of 2012 compared with 31.0% in the first quarter of 2011. The increase in the effective tax rate from continuing operations for the first quarter of 2012 versus 2011 was primarily attributed to the current year recognition of a valuation reserve for expected limitations on the utilization of assumed capital losses on certain investments recognized in previous years (see Note (e) within the Notes to the Financial Tables for additional detail), partially offset by the benefit of foreign tax incentives.

CAPITAL STRUCTURE

Net debt (debt in excess of cash and cash equivalents) was $51.2 million at March 31, 2012, compared with $56.1 million at December 31, 2011. Net debt is a financial measure that is not calculated or presented in accordance with generally accepted accounting principles (GAAP). See the Notes to the Financial Tables for reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

On April 23, 2012, we entered into a $350 million five-year, unsecured revolving credit facility, with an option to increase the amount by an additional $75 million. Our new credit agreement replaces our previous $300 million four-year, unsecured revolving credit facility that was due to expire on June 21, 2014. In connection with the refinancing, we borrowed $102 million under the new revolving credit facility, which was used together with available cash on hand, to repay all indebtedness under our previous credit agreement.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: acquired businesses, including Terphane, may not achieve the levels of revenue, profit, productivity, or otherwise perform as we expect; acquisitions, including our acquisition of Terphane, involve special risks, including without limitation, diversion of management’s time and attention to our existing businesses, the potential assumption of unanticipated liabilities and contingencies and potential difficulties in integrating acquired businesses and achieving anticipated operational improvements; Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction sector, and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies, including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time-to-time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2011 Annual Report on Form 10-K filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.

Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within Presentations in the Investor Relations section of our website, www.tredegar.com. Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the Investor Relations section of our website.

Tredegar Corporation is primarily a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had sales of $800 million in 2011. With approximately 2,200 employees, the company operates manufacturing facilities in North America, South America, Europe and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended
	March 31
	2012	2011

Sales	$217,198	$191,524
Other income (expense), net (c) (d)	2,565	194
	219,763	191,718

Cost of goods sold (a)	176,057	157,858
Freight	5,336	3,999
Selling, R&D and general expenses (a)	23,093	19,719
Amortization of intangibles	1,412	129
Interest expense	1,007	355
Asset impairments and costs associated with exit and disposal activities (a)	893	-
	207,798	182,060

Income from continuing operations before income taxes	11,965	9,658
Income taxes (e)	4,167	2,990
Income from continuing operations	7,798	6,668
Loss from discontinued operations (f)	(4,800)	-

Net income (a) (b)	$2,998	$6,668

Earnings (loss) per share:
Basic
Continuing operations	$.24	$.21
Discontinued operations (f)	(.15)	-
Net income	$.09	$.21
Diluted
Continuing operations	$.24	$.21
Discontinued operations (f)	(.15)	-
Net income	$.09	$.21

Shares used to compute earnings per share:
Basic	32,010	31,854
Diluted	32,393	32,262

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31
	2012	2011
Net Sales
Film Products	$153,699	$131,521
Aluminum Extrusions	57,608	56,001
Other	555	3
Total net sales	211,862	187,525
Add back freight	5,336	3,999
Sales as shown in the Consolidated
Statements of Income	$217,198	$191,524

Operating Profit (Loss)
Film Products:
Ongoing operations	$15,466	$15,593
Plant shutdowns, asset impairments, restructurings and other (a)	(284)	-

Aluminum Extrusions:
Ongoing operations	1,703	(1,229)
Plant shutdowns, asset impairments, restructurings and other (a)	(1,061)	(32)

Other:
Ongoing operations	176	(202)
Total	16,000	14,130
Interest income	170	230
Interest expense	1,007	355
Gain on investment accounted for under fair value method (c)	3,600	-
Stock option-based compensation costs	446	491
Corporate expenses, net (a) (d)	6,352	3,856
Income from continuing operations before income taxes	11,965	9,658
Income taxes (e)	4,167	2,990
Income from continuing operations	7,798	6,668
Loss from discontinued operations (f)	(4,800)	-
Net income (a) (b)	$2,998	$6,668

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31,	December 31,
	2012	2011
Assets

Cash & cash equivalents	$70,816	$68,939
Accounts & other receivables, net	105,166	98,027
Income taxes recoverable	-	2,592
Inventories	63,836	61,290
Deferred income taxes	6,987	7,135
Prepaid expenses & other	8,052	7,880
Total current assets	254,857	245,863

Property, plant & equipment, net	254,647	257,274
Goodwill & other intangibles	224,325	223,432
Other assets	58,548	54,041
Total assets	$792,377	$780,610

Liabilities and Shareholders' Equity

Accounts payable	$78,343	$73,742
Accrued expenses	41,237	41,997
Income tax payable	291	-
Total current liabilities	119,871	115,739

Long-term debt	122,000	125,000
Deferred income taxes	72,661	70,754
Other noncurrent liabilities	71,800	72,210
Shareholders' equity	406,045	396,907
Total liabilities and shareholders' equity	$792,377	$780,610

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31
	2012	2011
Cash flows from operating activities:
Net income	$2,998	$6,668
Adjustments for noncash items:
Depreciation	11,809	10,463
Amortization of intangibles	1,412	129
Deferred income taxes	(1,150)	(1,009)
Accrued pension income and postretirement benefits	2,022	598
Gain on an investment accounted for under the fair value method (c)	(3,600)	-
Loss on asset impairments and divestitures	1,131	-
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	(5,676)	(16,426)
Inventories	(1,436)	2,173
Income taxes recoverable/payable	2,883	2,129
Prepaid expenses and other	(44)	682
Accounts payable and accrued expenses	5,645	(1,113)
Other, net	(1,933)	(1,584)
Net cash provided by operating activities	14,061	2,710
Cash flows from investing activities:
Capital expenditures	(5,500)	(4,679)
Acquisition, net of cash acquired	(3,311)	-
Proceeds from the sale of assets and property disposals	-	611
Net cash used in investing activities	(8,811)	(4,068)
Cash flows from financing activities:
Dividends paid	(1,445)	(1,438)
Debt principal payments	(3,000)	(87)
Proceeds from exercise of stock options	125	619
Net cash used in financing activities	(4,320)	(906)
Effect of exchange rate changes on cash	947	1,102
Increase (decrease) in cash and cash equivalents	1,877	(1,162)
Cash and cash equivalents at beginning of period	68,939	73,191
Cash and cash equivalents at end of period	$70,816	$72,029

Selected Financial Measures
(In Millions)
(Unaudited)

Selected balance sheet and other data as of March 31, 2012:
Net debt (g)	$51.2
Shares outstanding	32.1

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments, restructurings and other in the first quarter of 2012 include:
--

Net pretax charge of $0.9 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana, which includes accelerated depreciation for property and equipment of $0.7 million (included in "Cost of goods sold" in the condensed consolidated statements of income), severance and other employee-related costs of $0.6 million and other shutdown-related charges of $83,000, partially offset by adjustments to inventories accounted for under the last-in, first-out method of $0.5 million (included in "Cost of goods sold" in the condensed consolidated statements of income)

--

Pretax charges of $0.3 million for integration-related expenses and other non-recurring transactions (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of Terphane by Film Products; and

	--	Pretax charges of $0.2 million for severance and other employee-related costs in connection with restructurings in Aluminum Extrusions.

Plant shutdowns, asset impairments, restructurings and other in the first quarter of 2011 include:
--

Pretax losses of $32,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income).

(b)

Comprehensive income (loss), defined as net income (loss) and other comprehensive income (loss), was income of $10.1 million in the first quarter of 2012 and income of $11.4 million for the first quarter of 2011. Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service costs and net gains or losses from pension and other postretirement benefit plans arising during the period and the related amortization of these prior service costs and net gains or losses recorded net of deferred taxes directly in shareholders' equity.

(c)

The unrealized gain on an investment accounted for under the fair value method was a gain of $3.6 million in the first quarter of 2012. The unrealized gain in the first quarter of 2012 (included in "Other income (expense), net" in the condensed consolidated statements of income) is primarily attributed to the appreciation of our ownership interest after the weighted average cost of capital used to discount cash flows in our valuation of the specialty pharmaceutical company was reduced to reflect the completion of certain process testing and a reassessment of the risk associated with the timing for obtaining final marketing approval for its first product from the U.S. Food & Drug Administration.

(d)

A pretax charge of $1.1 million related to unrealized losses for our investment in the Harbinger Capital Partners Special Situations Fund, L.P. was recorded in the first quarter of 2012 as a result of a reduction in the fair value of our investment that is not expected to be temporary. The impairment charge is included in "Other income (expense), net" in the condensed consolidated statements of income and in "Corporate expenses, net" in the statement of net sales and operating profit by segment.

(e)

Income taxes for the first quarter of 2012 include the recognition of an additional valuation allowance of $0.9 million related to the expected limitations on the utilization of assumed capital losses on certain investments recognized in previous years. Income taxes for the first quarter of 2011 include the partial reversal of a valuation allowance of $0.1 million related to expected limitations on the utilization of assumed capital losses on certain investments that was recognized in prior years.

(f)

On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of approximately $25 million. All historical results for this business were previously reported in discontinued operations. An accrual was made for indemnifications under the purchase agreement related to environmental matters of $4.8 million ($4.8 million after tax) in the first quarter of 2012. Accruals of $4.4 million ($4.4 million after tax) were made in 2011 (none in the first quarter of 2011) for indemnifications under the purchase agreement related to environmental matters.

(g)	Net debt is calculated as follows (in millions):

	March 31,	December 31,
	2012	2011
Total debt	$122.0	$125.0
Less: Cash and cash equivalents	(70.8)	(68.9)
Net debt	$51.2	$56.1

Net debt or cash is not intended to represent total debt or cash as defined by GAAP. Net debt or cash is utilized by management in evaluating the company's financial leverage and equity valuation, and the company believes that investors also may find net debt or cash to be helpful for the same purposes.

(h)

Tredegar's presentation of income and diluted earnings per share from ongoing operations are non-GAAP financial measures that exclude the after-tax effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from sale of assets and other items and a goodwill impairment relating to our aluminum extrusions business, which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Income and diluted earnings per share from ongoing operations are used by management to gauge the operating performance of Tredegar's ongoing operations as they exclude items that we believe do not relate to Tredegar's ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com